Exhibit 10.4

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 1, 2017 (the “Effective Date”), by and between Stewart Information Services Corp. (the “Company”), and Malcolm S. Morris (“Mr. Morris”).

The parties agree as follows:

1. Employment, Duties and Acceptance.

1.1 Term of Employment by the Company. The Company hereby agrees to employ Mr. Morris for a term commencing on the Effective Date and expiring on December 31, 2019 unless earlier terminated as provided in Section 4. In the event Mr. Morris is not a duly elected member of the Company’s Board of Directors (the “Board”), this Agreement shall continue unless otherwise terminated in accordance herewith.

1.2 Duties. During the Term, Mr. Morris shall, as an employee of the Company, serve on the Board, so long as Mr. Morris is duly elected to the Board. In addition, Mr. Morris shall perform such advisory services for the Company with such non-operational duties and responsibilities as may be assigned by the Chief Executive Officer (“CEO”) of the Company, which Mr. Morris will make reasonable efforts to perform.

1.2.1 Fiduciary Duty. Mr. Morris acknowledges and agrees that he owes a fiduciary duty to the Company and further agrees to make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not act for his own benefit concerning the subject matter of his fiduciary relationship.

1.2.2 Compliance. Mr. Morris agrees that he will not take any action intentionally in violation of United States laws or other laws applicable to his employment, including, but not limited to the Securities Exchange Act of 1934.

1.3 Acceptance of Employment. Mr. Morris hereby accepts such employment and shall render the services and perform the duties described above and will conduct such duties in a non-operational capacity.

2. Compensation and Other Benefits.

2.1 Annual Salary. The Company shall pay to Mr. Morris an annual salary at a rate of One Hundred Sixty Four Thousand Dollars ($164,000) per year (the “Annual Salary”). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than twice each month, less such deductions as shall be required to be withheld by applicable law and regulations and less any voluntary deductions. Following each annual shareholder’s meeting the Compensation Committee of the Board shall review the average board compensation paid to all outside directors excluding the Chairman. If such amount increases from the amount paid during the prior fiscal year, then the amount paid to Mr. Morris under this Agreement shall be increased, on a prospective basis only, by an equivalent amount, as determined in good faith by the Compensation Committee.

2.2 Vacation Policy. Mr. Morris shall be entitled to four (4) weeks of paid vacation during each calendar year of the Term which shall accrue in accordance with Company policy. Days spent for board meetings or charitable work will not be counted toward vacation time.

2.3 Participation in Employee Benefit Plans. The Company agrees to permit Mr. Morris during the Term to participate in any group health plan, life insurance plan, disability insurance plan, qualified retirement plan, or other so called “fringe benefits” of the Company (collectively, “Benefits”), under the same terms and conditions as apply to other employees of the Company. Mr. Morris shall cooperate with the Company in applying for such coverage, including submitting to a physical exam and providing all relevant health and personal data. The Company shall not make any changes in any plans or arrangements provided pursuant to this Section 2.3 which would adversely affect Mr. Morris’s right to benefits thereunder unless such changes occur pursuant to a program applicable to other employees of the Company and which does not result in a proportionally greater reduction in the rights and benefits him.

2.4 General Business Expenses. The Company shall pay or reimburse Mr. Morris for all business expenses reasonably and necessarily incurred by him during the Term in his performance of services as requested by the CEO under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires prior to making such payments or reimbursements.

2.5 Office Space and Clerical Support. During the period commencing on the Effective Date and ending on the day Mr. Morris ceases to be an employee of the Company, Mr. Morris will be provided with office space and parking at one of the Company’s office buildings within the Houston metropolitan area, which location shall be reasonably acceptable to Mr. Morris. Mr. Morris also will be provided with administrative support from a personal assistant with respect to (i) services provided under this Agreement, (ii) service on various boards, (iii) community service, and (iv) charitable activities, provided that such services and activities are not determined by the Company’s CEO to be detrimental to, or competitive with, the Company’s business. During any period in which Stewart Morris, Jr. also is a non-operational executive of the Company, this personal assistant shall be shared with Mr. Morris, Jr. In addition, Mr. Morris shall have reasonable and limited use of reception and office personnel who otherwise provide services at the location where Mr. Morris’ office is located.

3. Confidentiality and Company Property; Non-Competition and Non-Solicitation.

3.1 Covenants of Mr. Morris. Mr. Morris acknowledges that (i) the Company is currently engaged in the Company Business; (ii) the Company will give Mr. Morris access to trade secrets of, and Confidential Information concerning, the Company in connection with Mr. Morris’s work for the Company; and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. For purposes of this Section, the term “Company Business” means the business of providing real estate support services, including, without limitation, title insurance, real estate information services, escrow services and related transaction services.

3.2 Covenants Independent. The covenants of Mr. Morris contained in this Section 3 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by Mr. Morris against the Company will not constitute a defense to the enforcement by the Company of said covenants. Mr. Morris has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of this Section 3 and its provisions with the specific regard to the nature of the business conducted by the Company. Mr. Morris acknowledges that this Section 3 and its provisions are reasonable in all respects.

3.3 Confidentiality. Mr. Morris acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its Confidential Information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect Confidential Information. The Company agrees to provide Mr. Morris access to Confidential Information in conjunction with Mr. Morris’s duties. In exchange, as an independent covenant, unless Mr. Morris has obtained the prior written consent of the Company, Mr. Morris agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to Mr. Morris’s employment by the Company, of any Confidential Information generated or acquired by Mr. Morris during the course of Mr. Morris’s employment, except to the extent that the disclosure of such Confidential Information is necessary to fulfill Mr. Morris’s responsibilities as an employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Mr. Morris from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i). For purposes of this Agreement, the term “Confidential Information” means confidential or proprietary information of the Company and its affiliates, including, without limitation, information of a technical and business nature regarding the past, current or anticipated business of the Company and its affiliates that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee information, organizational charts, new personnel acquisition plans, technical processes, inventions and research projects, ideas, discoveries, inventions, improvements, writings and other works of authorship.

3.4 Company Property. All memoranda, notes, lists, records, and other documents or papers (and all copies thereof) relating to the Company and its affiliates, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of Mr. Morris in connection with Mr. Morris’s employment, or made available to Mr. Morris shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of Mr. Morris’s employment with the Company or at any other time upon the Company’s request; provided, however, that Mr. Morris’s address books, diaries, non-Company files, subject to review by the Company’s CEO, and chronological correspondence files and rolodex files (including digital formats) shall be deemed to be property of Mr. Morris (except to the extent any of the foregoing contain Confidential Information).

3.5 Original Material. Mr. Morris agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, inventions, trade secrets, know-how, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of business of the Company and its divisions and affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by Mr. Morris alone or jointly with others and relating to the business of the Company (including each of its subsidiaries and affiliates) during Mr. Morris’s employment with the Company shall be the property of and belong exclusively to the Company. Mr. Morris shall promptly and fully disclose to the Company the origination or development by Mr. Morris of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during or subsequent to Mr. Morris’s employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due Mr. Morris pursuant to Mr. Morris’s employment by the Company, but at no expense to Mr. Morris, Mr. Morris agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

3.6 Non-Competition during Employment. Mr. Morris agrees that during his employment with the Company he will not compete with the Company by engaging in the Company Business or in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for (in any capacity), assist, or became affiliated with as an owner, partner, or otherwise, either directly or indirectly, any individual or business which engages in the Company Business or offers or performs services, or offers or provides products substantially similar to the services and products provided by the Company.

3.7 Conflicts of Interest. Mr. Morris agrees that during his employment with the Company he will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its affiliates or pose a conflict of interest. Mr. Morris further agrees to disclose to the Company any other facts of which Mr. Morris becomes aware which might in Mr. Morris’s good faith judgment reasonably be expected to involve or give rise to a conflict of Interest or potential conflict of interest.

3.8 Non-Competition. In consideration of the Company’s promise to provide Mr. Morris with the Confidential Information, Mr. Morris hereby agrees that during the Term and the 12-month period immediately following the Date of Termination (the “Restricted Period”) Mr. Morris shall not in the United States directly or indirectly (i) engage in as principal, consultant, or employee in any segment of a business of a company, partnership, firm or other entity that is directly competitive with the Company or that engages in the Company Business (ii) hold an interest (except as a holder of less than a 5% interest in a publicly traded entity) in a company, partnership, firm or other entity that directly or indirectly engages in the Company Business.

3.9 Non-Solicitation of Customers. Mr. Morris will refrain during the Restricted Period from, directly or indirectly, diverting, taking, soliciting and/or accepting on Mr. Morris’s own behalf or on the behalf of another person or entity competing with the Company, the business of any past or present customer of the Company, its divisions and/or affiliates, or any identified prospective or potential customer of the Company, its divisions and/or affiliates, whose identity became known to Mr. Morris through Mr. Morris’s employment by the Company.

3.10 Non-Solicitation of Employees of the Company and its Affiliates. Mr. Morris will refrain during the Restricted Period from, directly or indirectly, inducing or attempting to influence any employee of the Company, its divisions and/or affiliates or any person who was employed by the Company, its divisions and/or affiliates in the twelve (12) months immediately preceding the Termination Date to terminate their employment with the Company, its divisions and/or affiliates or to become employed or engaged in work for another employer or entity.

3.11 Rights and Remedies Upon Breach. If Mr. Morris breaches any of the provisions contained in this Section 3 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including, without limitation, recovery of money damages and termination of this Agreement:

3.11.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

3.11.2 Accounting. The right and remedy to require Mr. Morris to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Mr. Morris as the result of any action constituting a breach of the Restrictive Covenants.

3.11.3 Tolling of Restrictive Periods. If Mr. Morris violates any of the restrictions contained in this Section 3, the Restrictive Period shall be suspended and will not run in favor of Mr. Morris until such time as Mr. Morris cures the violation to the satisfaction of the Company.

3.11.4 Remedies for Violation of Non-Competition or Confidentiality Provisions. Mr. Morris acknowledges and agrees that: (i) the skills, experience and contacts of Mr. Morris are of a special, unique, unusual and extraordinary character which give them a peculiar value; (ii) because of the business of the Company, the restrictions agreed to by Mr. Morris as to time and area contained in this Section 3 are reasonable; and (iii) the injury suffered by the Company by a violation of Section 3 will be difficult to calculate in damages in an action at law and damages cannot fully compensate the Company for any violation of any obligation or covenant in Section 3. Mr. Morris’s compliance with Section 3 is a condition precedent to the Company’s obligation to make payments of any nature to Mr. Morris.

3.11.5 Materiality and Conditionality of Section 3. The covenants contained in this Section 3 are material to this Agreement. Mr. Morris’s agreement to strictly comply with Section 3 is a precondition for Mr. Morris’s receipt of payments of any nature under this Agreement. Whether or not Section 3 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of this Section 3 or any portion thereof, or upon a finding that a violation would have occurred if such Section 3 or any portion thereof were enforceable, Mr. Morris and the Company agree that the Company shall have no obligation to make any further payments to Mr. Morris under this Agreement.

3.12 Severability, Modification of Covenants. The Restrictive Covenants shall survive the termination or expiration of this Agreement, and in the event any of the Restrictive Covenants shall be held by any court to be effective in any particular area or jurisdiction only if said Restrictive Covenant is modified to be limited in its duration or scope, then, at the sole option of the Company, the provisions of Section 3.12 may be deemed to have been triggered, and the rights, liabilities and obligations set forth therein shall apply. In the event Company does not elect to trigger application of Section 3.12, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of this Section 3 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in this Section 3 are void and otherwise unenforceable in a particular area or jurisdiction, then notwithstanding the foregoing provisions of this Section 3.13, the provisions of Section 3.12 shall be applicable and the rights, liabilities and obligations of the parties set forth therein shall apply. Alternatively, at the sole option of the Company, the Company may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.

4. Termination.

4.1 Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Mr. Morris’s employment is terminated by the Company for Cause, the date of receipt of the notice of termination or any later date specified therein within ninety (90) days of such notice, as the case may be; (ii) if Mr. Morris’s employment is terminated by him pursuant to Section 4.4, the effective date of such termination pursuant to Section 4.4; (iii) if Mr. Morris’s employment is terminated by reason of death, the date of his death; (iv) if Mr. Morris’s employment is terminated by the Company due to Permanent Disability, the date ninety (90) days after the Company’s written notice to Mr. Morris; or (v) the termination date of the Agreement as set forth in Section 1.1.

4.2 Termination Upon Death. If Mr. Morris dies during the Term, this Agreement shall terminate; provided, however, that in any such event, the Company shall pay to his estate (i) any portion of the Annual Salary accrued as of the Date of Termination but unpaid; (ii) any expenses with respect to which Mr. Morris is entitled to reimbursement pursuant to this Agreement and (iii) any unused paid vacation accrued as of the Date of Termination, which shall be paid in a lump sum within thirty (30) days of the Date of Termination (collectively, the “Accrued Amounts”). The Company shall have no obligation to make any payments with respect to Mr. Morris for periods that would have occurred after the Date of Termination.

4.3 Termination with Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate Mr. Morris’s employment under this Agreement and discharge him with Cause. If such right is exercised, the Company’s obligation to Mr. Morris shall be limited solely to the payment of the Accrued Amounts (at the same time and in the same manner as set forth in Section 4.2). The Company shall have no obligation to make any payments with respect to Mr. Morris for periods that would have occurred after the Date of Termination.

4.3.1 Definition of Cause. As used in this Agreement, the term “Cause” shall mean, in the good faith determination of the Board, any: (A) willful failure to substantially perform duties with the Company (other than by reason of Permanent Disability), after a written demand for substantial performance is delivered to Mr. Morris that specifically identifies the manner in which the Company believes that Mr. Morris has not substantially performed such duties, and Mr. Morris has failed to remedy the situation within thirty (30) days of such written notice from the Company; (B) Gross negligence in the performance of his duties; (C) Conviction of, or plea of guilty to any felony or any crime involving moral turpitude or the personal enrichment of Mr. Morris at the substantive expense of the Company; (D) Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including without limitation Mr. Morris’s breach of fiduciary duties owed to the Company; (E) Willful violation of any material provision of the Company’s Code of Business Conduct and Ethics; (F) Willful violation of any of the material covenants contained in Section 3, as applicable; (G) Act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or (H) Engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company.

4.3.2 Notice to Cure. Mr. Morris may not be terminated for Cause unless and until there has been delivered to him written notice from the Board supplying the particulars of his acts or omissions that the Board believes constitute Cause and a reasonable period of time (not less than thirty (30) days) has been given to Mr. Morris after such notice to cure the same.

4.4 Voluntary Termination. Mr. Morris has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice of at least ninety (90) days, effective on or after the date of service of such notice as specified therein, to voluntarily terminate his employment under this Agreement. The provisions of Section 3 remain in full force and effect upon Voluntary Termination. If Mr. Morris elects to voluntarily terminate his employment, the Company’s obligation to Mr. Morris shall be limited solely to the payment of the Accrued Amounts (at the same time and in the same manner as set forth in Section 4.2).

4.5 Termination upon Permanent Disability. If during the Term Mr. Morris suffers a Permanent Disability, the Company may, by written notice to Mr. Morris, terminate his employment hereunder. Upon the Company’s termination of Mr. Morris’s employment by reason of his Disability, the Company’s obligation to Mr. Morris shall be limited solely to the payment of the Accrued Amounts (at the same time and in the same manner as set forth in Section 4.2). The Company shall have no obligation to make any payments with respect to Mr. Morris for periods that would have occurred after the Date of Termination. For purposes of this Agreement, “Permanent Disability” means a physical or mental disability as defined by the Company’s Long-Term Disability Plan, as in effect from time to time, which causes Mr. Morris to be unable to continue to act as a member of the Board or perform his duties as an employee.

4.6 Resignation of Employment and Positions. Upon termination of this Agreement, Mr. Morris shall be deemed to have voluntarily and permanently resigned from (i) any and all positions with the Company, other than his position as a duly-elected Director of Company, (ii) each position as an officer or director of any of the Company’s affiliates or subsidiaries, and (iii) unless otherwise to in writing between Mr. Morris and the Company, his employment with the Company. If Mr. Morris wishes to resign as a Director of the Company, he shall do so by first giving a separate written notice to the Company and to the Chairman of the Board of his intent to resign as a Director of the Company.

5. Other Provisions.

5.1 Section 409A.

5.1.1 Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Mr. Morris under this Agreement in connection with a termination of his employment that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code (hereafter “Code”), in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Mr. Morris’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

5.1.2 Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, any severance payments payable to Mr. Morris under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Mr. Morris is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which he is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Mr. Morris’s termination benefits shall not be provided to him prior to the earlier of (i) the expiration of the six-month period measured from the date of Mr. Morris’s Separation from Service or (ii) the date of Mr. Morris’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Mr. Morris (or his estate). The determination of whether Mr. Morris is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

5.1.3 Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (i) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (ii) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii), each payment that Mr. Morris may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

5.1.4 Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Mr. Morris is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Mr. Morris has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Mr. Morris from the Company and its affiliates will be one dollar ($1.00) less than three times Mr. Morris’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Mr. Morris shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Mr. Morris (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Mr. Morris’s base amount, then he shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5.1.4 shall require the Company to be responsible for, or have any liability or obligation with respect to, Mr. Morris’s excise tax liabilities under Section 4999 of the Code.

5.1.5 In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Mr. Morris shall not affect in-kind benefits or reimbursements to be provided in any other tax year and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Mr. Morris and, if timely submitted, reimbursement payments shall be made to Mr. Morris as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Mr. Morris’s taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Mr. Morris.

5.1.6 Mitigation. Mr. Morris shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Mr. Morris under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Mr. Morris under this Agreement shall not be offset by any claims the Company may have against him, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Mr. Morris or others.

5.2 Indemnification.

5.2.1 General. The Company agrees that if Mr. Morris is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Mr. Morris is or was a trustee, director or officer of the Company, or any predecessor to the Company (including any sole proprietorship owned by Mr. Morris) or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company (including any sole proprietorship owned by Mr. Morris), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Mr. Morris shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas or Delaware law, as the same exists or may hereafter be amended, against all Expenses. For purposes of this Section 6, the term “Expenses” shall include any damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any other expenses incurred in establishing a right to indemnification under this Agreement. Expenses incurred or suffered by Mr. Morris in connection therewith, and such indemnification shall continue as to Mr. Morris even if Mr. Morris has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

5.2.2 Enforcement. If a claim or request under this Section 6 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, Mr. Morris may at any time thereafter bring an arbitration claim against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Mr. Morris shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas or Delaware law.

5.2.3 Partial Indemnification. If Mr. Morris is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Mr. Morris for the portion of such Expenses to which Mr. Morris is entitled.

5.2.4 Advances of Expenses. Expenses incurred by Mr. Morris in connection with any Proceeding shall be paid by the Company in advance upon request of Mr. Morris that the Company pay such Expenses, but only in the event that Mr. Morris shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Mr. Morris is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

5.2.5 Notice of Claim. Mr. Morris shall give to the Company notice of any claim made against Mr. Morris for which indemnification will or could be sought under this Agreement. In addition, Mr. Morris shall give the Company such information and cooperation as it may reasonably require and as shall be within Mr. Morris’s power and at such times and places as are convenient for Mr. Morris.

5.2.6 Defense of Claim. With respect to any Proceeding as to which Mr. Morris notifies the Company of the commencement thereof:

(A) The Company will be entitled to participate therein at its own expense;

(B) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Mr. Morris, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Mr. Morris also shall have the right to employ his own counsel in such action, suit or proceeding if Mr. Morris reasonably concludes that failure to do so would involve a conflict of interest between the Company and Mr. Morris, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

(C) The Company shall not be liable to indemnify Mr. Morris under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Mr. Morris without Mr. Morris’s written consent. Neither the Company nor Mr. Morris will unreasonably withhold or delay their consent to any proposed settlement.

5.2.7 Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8 shall not be exclusive of any other right which Mr. Morris may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

5.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

(i)	If to the Company, to:

Chairman of the Board
1980 Post Oak Blvd., Suite 800
Houston, Texas 77056

(ii)	If to Mr. Morris, to:

3992 Inverness
Houston, Texas 77019

Any party may change its address for notice hereunder by notice to the other party hereto.

5.4 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect, and if any conflict between this agreement and the terms of such plans arises, the terms of the plan shall control. Nothing in this Agreement shall change, suspend, or cause forfeiture of (i) the Split Dollar Agreement between the Company and Mr. Morris, or (ii) the Salary Continuation Agreement between the Company and Mr. Morris. Notwithstanding the preceding, the Employment Agreement between Mr. Morris and the Company, effective as of January 1, 2012, shall remain in full force and effect until December 31, 2016.

5.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

5.7 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by Mr. Morris but shall be binding upon and assignable by the Company to any successor or assign of the Company whether by merger or purchase of substantially all of the assets of the Company or its affiliates, by law or otherwise. This Agreement shall inure to the benefit of and be enforceable by Mr. Morris’s legal and/or personal representative.

5.8 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.10 No Presumption against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the parties and their respective legal counsel, and therefore, no provision arising directly or indirectly here from shall be construed against any party as being drafted by said party.

5.11 No Duty to Mitigate. Mr. Morris shall have no obligation to mitigate damages suffered as a result of termination of his employment with the Company.

5.12 Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Mr. Morris and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Mr. Morris and the Company agree to try in good faith to settle the dispute by mediation by a mutually acceptable mediator before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within thirty (30) days of a written demand for mediation, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before one (1) arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in English and held in Houston, Harris County, Texas, or such other location to which the parties mutually agree, under Texas substantive law and Federal Rules of Civil Procedure and Federal Rules of Evidence. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within thirty (30) days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing provisions of this Section, the Company may seek injunctive relief from a court of competent jurisdiction located in Harris County, Texas, in the event of a breach or threatened breach of any covenant contained in Section 3.

5.13 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Mr. Morris and Mr. Morris’s legal representatives.

5.14 Conditions of this Agreement. Notwithstanding Section 1.1 above, if each of the transactions contemplated by the Exchange Agreement dated January 26, 2016 does not occur prior to December 31, 2016, then this Agreement becomes null and void. This Agreement also becomes null and void if Mr. Morris’ employment with the Company terminates prior to January 1 2017.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE		COMPANY

STEWART INFORMATION SERVICES CORP.

By:	/s/ Malcolm S. Morris	By:	/s/ Thomas G. Apel

Date: January 26, 2016		Date: January 26, 2016

Name: Malcolm S. Morris		Name: Thomas G. Apel

Title: Chairman of the Board